EXHIBIT 4.10

Power of Attorney

This Power of Attorney is signed by the following parties in Shanghai in 2016:

Principals

Principal A:	Kuan Song

ID Card No.:	410503198209212012

Address:	Room 2202, Floor 5, Building 25, Ganlu Garden Nan Li, Chaoyang District, Beijing

Principal B:	Pan Zong

ID Card No.:	410901198605200020

Address:	Room 9, Unit 1, Building 4, Yard 7, Kaizhou Road, Hualong District, Puyang City, Henan Province

Agent

Agent:	Weiji Gao, Chinese citizen, ID card no.: 31010719730410463X
Address:	Floor 19, No.20, No.487 Tianlin Road, Shanghai

Whereas:

(1)	The Principals are shareholders of Beijing HJX Technology Development Co., Ltd. (“Beijing HJX Technology”) and Kuan Song and Pan Zong hold a 90% interest and a 10% interest in Beijing HJX Technology respectively;

(2)	Acorn Trade (Shanghai) Co., Ltd. (“Acorn Trade”) and the Principals have entered into the Management and Operation Agreement and agree that persons designated by Acorn Trade or another enterprise approved by Acorn Trade will attend the shareholders’ meeting of Beijing HJX Technology and exercise voting rights;

(3)	The Agent is designated by Acorn Trade or another enterprise approved by Acorn Trade.

Now, therefore, Principal A hereby irrevocably authorizes Agent A and Principal B hereby irrevocably authorizes Agent B to exercise all such voting rights as enjoyed by Principal A and Principal B respectively in the shareholders’ meeting of Beijing HJX Technology in accordance with laws and the articles of association of Beijing HJX Technology, including, but not limited to, the voting right with respect to the sale or transfer of all or any equity interest held by the Principals in Beijing HJX Technology and the designation and appointment of directors in the shareholders’ meeting of Beijing HJX Technology, etc., as authorized representatives of the Principals.

This Power of Attorney is a “full discretionary power of attorney”, that is, the Agent may exercise the shareholders’ rights on behalf of the Principals at its own discretion and the Principals will not issue new instructions or requests to the Agent for the exercising of such shareholders’ rights in Beijing HJX Technology, provided that the Agent shall exercise such shareholders’ rights on behalf of the Principals in accordance with the company law of China and the articles of association of Beijing HJX Technology.

This Power of Attorney is subject to the condition that the Agent acts as a director or holds another position with Acorn Trade or another enterprise approved by Acorn Trade and Acorn Trade agrees to such authorization of power. This Power of Attorney shall be terminated automatically in the event that the Agent no longer acts as a director or holds any position with Acorn Trade or another enterprise approved by Acorn Trade, or Acorn Trade or another enterprise approved by Acorn Trade terminates its appointment of the Agent or otherwise designates another person. The Principals will then otherwise authorize other person designated by Acorn Trade or another enterprise approved by Acorn Trade to exercise all such shareholders’ voting rights as enjoyed by the Principals in the shareholders’ meeting of Beijing HJX Technology.

This Power of Attorney shall be concluded after it is signed by the Principals and the Principals agree that this Power of Attorney shall take effect as of the execution date. The Agent acknowledges the shareholders’ resolution made by the Principals before the date of this Power of Attorney and the Principals shall be deemed to have complied with this Power of Attorney. Unless otherwise provided herein or the Management and Operation Agreement between Beijing HJX Technology and Acorn Trade is early terminated, this Power of Attorney shall continue to be valid for ten years from the date hereof. The term of this Power of Attorney shall be automatically extended for another ten years except the Agent terminates this Power of Attorney in writing three months before its expiration.

The Principals hereof shall truthfully keep their heirs informed of all contents with respect to this Power of Attorney and undertake that their heirs will succeed to all obligations hereunder.

This Power of Attorney constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, oral or written, between the parties with respect to the subject matter hereof. This Power of Attorney shall not be amended without the consent of the auditing committee or other independent body of the board of directors of Acorn Trade.

[Signature Page of the Power of Attorney]

/s/ Kuan Song (Signature)

/s/ Pan Zong (Signature)

Agent: /s/ Weiji Gao (Signature)